Exhibit 99.2

For Immediate Release
Contact:
David Bulger (Company)	Jerry Daly or Carol McCune
CFO, Treasurer and EVP	Daly Gray (Media)
(561) 835-1800 x302	(703) 435-6293

Randy Churchey Elected to Innkeepers USA Trust’s Board of Trustees

PALM BEACH, Fla., February 25, 2004—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that Randall L. Churchey, formerly president and chief operating officer of RFS Hotel Investors, Inc., a Memphis-based hotel REIT, has been elected to Innkeepers’ board of trustees, effective February 11. Churchey, 43, also will chair the company’s Audit Committee.

RFS Hotel Investors was acquired in July 2003 by CNL Hospitality Properties. Prior to Churchey’s tenure with RFS, where he also served as a director, he was senior vice president and chief financial officer of FelCor Lodging Trust, Inc. (NYSE: FCH), a Dallas-based hotel REIT. Before joining FelCor, he held various positions of increasing scope and responsibility over 15 years with Coopers & Lybrand (now PricewaterhouseCoopers), rising to partner and chairman of Coopers & Lybrand’s hospitality and real estate practice for the southwestern United States.

“Randy’s previous experience with two top-tier, public hotel REITs and with Coopers & Lybrand, an international hotel real estate consulting firm, adds significant depth to our board,” said Jeffrey H. Fisher, Innkeepers’ chief executive officer, president and chairman of the board. “We also will benefit from his substantial background in accounting and hotel operations.”

- more -

Innkeepers USA

Churchey holds a bachelor’s degree in accounting from the University of Alabama and is a Certified Public Accountant.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 66 hotels with a total of 8,185 suites or rooms in 21 states and focuses on acquiring and/or developing Residence Inns by Marriott and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties.

For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Cautionary statements set forth in reports filed by the company from time to time with the Securities and Exchange Commission discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, will negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (ii) the relative strength and performance of businesses and industries that are important demand generators in the company’s key markets (e.g., technology, automotive, aerospace), (iii) international, national, regional and local economic conditions that will, among other things, affect demand for the company’s hotel rooms and the availability and terms of financing, (iv) the company’s ability to maintain its properties in competitive condition, (v) the company’s ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vi) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), and (vii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation.